Exhibit 99.1

News Release

For Immediate Release

TearLab Corporation Reports Q1-13 Financial Results

San Diego, CA — May 13, 2013 — TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or the “Company”) today reported its consolidated financial results for the first quarter ended March 31, 2013. All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles.

For the three months ended March 31, 2013, TearLab’s net revenues were $2.5 million, up 486% from $422,000 for the same period in 2012 and an increase of 54% sequentially from $1.6 million in the previous quarter. A total of 388 orders for TearLab® Osmolarity systems were booked in Q1-2013. Of those, 162 systems were under the Company’s new “Masters Multi Unit Program”, 195 were through its "3/15" and "3/24" access programs, 11 were direct purchases and 20 were purchased outside of the U.S.

The Company’s net loss for the three months ended March 31, 2013 was approximately $8.6 million, or $0.30 per share. This included approximately $5.4 million in non-cash expense related to the revaluation of warrants issued in June 2011. Cash used for operating activities in the three months ended March 31, 2013 was approximately $2.8 million. In last year’s first quarter, the net loss was $9.1 million, or $0.44 per share. This included approximately $6.6 million in non-cash expense related to the revaluation of warrants issued in June 2011.

As of March 31, 2013, TearLab had $12.3 million in cash and cash equivalents.

“We started 2013 with strong system orders and a solid launch of our new Masters program,” said Elias Vamvakas, TearLab’s Chief Executive Officer. “While our revenue growth highlights our continuing success in building a recurring revenue base, like in previous quarters, our strong sales performance was not fully reflected in our Q1-2013 financial results due to the traditional lag between access program contract signing and product shipment, and to our current system manufacturing back-order position. Moving forward, driven by the success of our sales and marketing programs, and by strong showings at key events like ASCRS, we expect to see this positive momentum continue through the year.”

Conference Call and Webcast Information

TearLab will hold a conference call to discuss these results today, May 13, at 4:30pm Eastern Time at 877-303-1593. The call will also be broadcast live and archived on TearLab's website at www.tearlab.com under the "webcasts" link in the Investor Relations section. For those wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone (Toll free) 855-859-2056 or (Toll) 404-537-3406 and enter reservation # 59563271 when prompted.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding our future recurring revenue expectations, the future potential of the TearLab® Osmolarity System and the related impact on our sales. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACTS:

Investors:

Stephen Kilmer

(905) 906-6908

skilmer@tearlab.com

Media:

Leonard Zehr

Kilmer Lucas Inc.

(905) 486-1158

len@kilmerlucas.com

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(expressed in U.S. dollars except number of shares)

(Unaudited)

($ 000’s except number of shares and loss per share)

	Three months ended
	March 31,
	2013	2012

Revenue	$2,475	$422
Cost of goods sold	1,416	331
Gross profit	1,059	91
Operating expenses
General and administrative	1,448	951
Clinical, regulatory and research & development	208	527
Sales and marketing	2,262	812
Amortization of intangible assets	303	304
Total operating expenses	4,221	2,594
Loss from operations	(3,162)	(2,503)
Other income (expense)	(5,412)	(6,596)
Net loss and comprehensive loss	$(8,574)	$(9,099)
Weighted average shares outstanding - basic and diluted	28,756,475	20,672,500
Loss per share – basic and diluted	$(0.30)	$(0.44)

TearLab Corp.

CONSOLIDATED BALANCE SHEETS

(expressed in U.S. dollars)

($ 000’s)

	March 31, 2013	December 31, 2012

ASSETS
Current assets
Cash and cash equivalents	$12,264	$15,437
Accounts receivable, net	1,766	889
Inventory, net	1,967	1,863
Prepaid expenses and other current assets	435	447
Total current assets	16,432	18,636

Fixed assets, net	997	630
ents and trademarks, net	129	136
Intangible assets, net	4,406	4,709
Other non-current assets	27	28
Total assets	$21,991	$24,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,804	$1,067
Accrued liabilities	1,971	1,989
Obligations under warrants	11,617	6,239
Total current liabilities	15,392	9,295

Stockholders’ equity
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized none outstanding	—	—
Common stock, $0.001 par value, 65,000,000 authorized, 28,765,140 and 28,741,653 issued and outstanding at March 31, 2013 and December 31, 2012 respectively	29	29
Additional paid-in capital	421,991	421,662
Accumulated deficit	(415,421)	(406,847)
Total stockholders’ equity	6,599	14,844
Total liabilities and stockholders’ equity	$21,991	$24,139